Exhibit 99.1

Stevia First Gains Massive Sales Advantage through Exclusive Distribution and Licensing Agreements with Qualipride

Company’s Supply Chain Capacity Now One of Largest within Stevia Industry

SACRAMENTO, CA – (MARKETWIRE – August 26, 2014) – Stevia First Corp. (OTCQB: STVF) (“Stevia First” or the “Company”), an agricultural biotechnology company based in California’s Central Valley growing region and focused on the industrial scale production of stevia, the all-natural zero-calorie sweetener that is rapidly transforming the food and beverage industry, is pleased to report it has signed definitive agreements with Qualipride International Ltd. (“Qualipride”), with entry into an Exclusive Distribution Agreement, obtaining worldwide rights to distribute stevia seed, leaf, and extract, and an Exclusive Technology License, obtaining exclusive rights (outside China) to utilize Qualipride’ s proprietary methods of stevia extraction and refining.

Headquartered in the centrally located Chinese city of Zibo, Shandong province, Qualipride now provides the Company with preferential access to extensive stevia production capacity and will provide key expert technical staff to join with Stevia First Corp as part of its management team. Insofar as the Company’s focus continues to be on developing operations in California, the Company views this opportunity to accelerate commercial activities as a means to service increasing global demand for stevia as a growing number of multinational beverage companies seek a dramatic increase in the total output of the stevia industry.

Stevia First aims to leverage its exclusive rights to significant overseas production capacity in combination with pioneering methods such as enzyme enhancement that could enable 2-3 times more stevia extract from the same amount of leaf, and by also building a North American supply chain that uses mechanized production which could have notable advantages compared to overseas producers. Rights obtained through the Exclusive Technology License could readily enable the first reliable North American supply chain, including facilities in California that set new standards for the industry in terms of energy efficiency, water conservation, and environmental safety.

Stevia First expects to generate significant revenue as a result of the Exclusive Distribution Agreement, and has commenced marketing its stevia products to multinational food, beverage, and ingredient manufacturers that have previously expressed interest in its innovative stevia production methods. Through its newly-formed supply chain network and agreements, the Company now has access to more than 100 metric tons of stevia leaf extract available for immediate resale. Stevia First can now also enter into long-term supply agreements offering more than 1,000 metric tons of stevia leaf extract annually. This supply chain capacity represents one of the largest in the world today for high-purity Reb A, which is currently valued at over $100,000 per metric ton due to tightly held supply across the industry.

“We’ve harnessed a successful team that is one of the best kept secrets in the stevia industry through this arrangement, and have forged an alliance that will bear fruit for many years to come.” Said Robert Brooke, CEO of Stevia First.

Dong Yuejin, President of Qualipride, who will join Stevia First in a managerial position and as a partner, adds, “We are eager to take these next steps with Stevia First. Our proven ability to deliver on large orders combined with a mutual interest in long-term R&D is a powerful combination.”

About Qualipride International Ltd.

Qualipride International is a professional manufacturer of refined purified steviol glycosides inclusive of highly purified stevia extract containing various steviol glycosides, highly purified rebaudioside A (Reb A) and highly purified stevioside. With over 16 years’ experience in stevia extraction and refining practices the company operates 6 production facilities through a variety of partnerships. Qualipride consistently excels by employing advanced and mature technology for industrial scale production. For more information visit: www.healthsweet.com.

About Stevia First Corp. (OTCQB: STVF)

Stevia First Corp. is an agricultural biotechnology company that has developed expertise for the production of stevia using fermentation and for improvement of traditional stevia farming and processing methods. The Company is also applying breakthrough technologies in software and the life sciences to develop product applications far beyond stevia and the food and beverage industry. For more information visit: www.steviafirst.com.

About the Stevia Industry

The market for all-natural, zero-calorie stevia sweeteners is expanding rapidly. The World Health Organization (WHO) estimates stevia intake could eventually replace 20-30% of all dietary sweeteners. The total global sweetener market was estimated at $58.3 billion in 2010. For more information visit: www.steviafirst.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the United States Securities Act of 1933, as amended and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, projections of worldwide sales of stevia products, growth of stevia production and global markets. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

Investor Relations

Stevia First Corp.

Email: info@stevia-first.com

Tel:     +1- (530) 231-7800

Web: www.steviafirst.com

Media Relations
Laura Radocaj
Dian Griesel Int'l
Tel: +1-(212) 825-3210

Broker Relations

John Exley

Acorn Management Partners

Tel: +1-(678) 368-4002